Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Dynegy Inc.:

1.	Registration Statement (Form S-8 No. 333-167091 pertaining to various benefit plans including equity, savings and deferred compensation plans),
2.	Registration Statement (Form S-3 No. 333-141898),
3.	Registration Statement (Form S-3 No. 333-115148),
4.	Registration Statement (Form S-3 No. 333-66088),
5.	Registration Statement (Form S-3 No. 333-47532),
6.	Registration Statement (Form S-3 No. 333-31394), and
7.	Registration Statement (Form S-3 No 333-32036);

of our reports dated March 8, 2011, with respect to the consolidated financial statements and schedules of Dynegy Inc. and the effectiveness of internal control over financial reporting of Dynegy Inc., included in this Annual Report (Form 10-K) of Dynegy Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Houston, Texas
March 8, 2011